UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2021

CYBERLOQ TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-170132	26-2118480
(Commission File Number)	(IRS Employer Identification No.)

871 Venetia Bay Blvd, #228, Venice, FL	34285
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612)961-4536

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CLOQ	OTC Pink

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 23, 2021, Cyberloq Technologies, Inc. (the “Company”) held an annual meeting by written consent where the majority of the voting shares of the Company voted to decrease size of the Company’s Board of Directors to five(5) seats, and elect the following persons to serve as directors of the Company: Christopher Jackson, Enrico Giordano, Mark Carten, Rex Schuette and Leon Hurst. In accordance with §II(2)(c) of the Company’s Bylaws, all of the aforementioned directors shall serve for a period of one-year or until such time that their successor is duly elected and qualified except.

None of the directors of the Company will receive any compensation at this time for serving as a director of the Company. However, the directors who also serve as officers of the Company and will only be compensated for their services as officers. None of the directors will serve on any committees as none exist at this time. In addition, none of the directors have any family relationships with any other director or officer of the Company. Finally, there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Other than the election of directors, there were no other items submitted to a vote of the security holders as part of the annual meeting.

Item 8.01. Other Events.

On February 24, 2021, the Company’s Board of Directors approved an increase in the number of shares of common stock to be issued to Fred Andrieni from 600,000 to 923,076. On the same date, the Company’s Board of directors also approved three loans previously made to the Company by Rex Schuette, one of the Company’s directors. The first loan is in the amount of $25,000 and is payable at 12.5% interest with a maturity date of August 1, 2021. The second loan is in the amount of $100,000 and is payable at 12.5% interest with a maturity date of August 1, 2021. The third loan is in the amount of $25,000 and is payable at 12.5% interest with a maturity date of October 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERLOQ TECHNOLOGIES, INC. (Registrant)

	By:	/s/ Christopher Jackson
Christopher Jackson, President

Date: February 26, 2021